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                                                                (Exhibit 3.1.15)
                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                               MEDIX RESOURCES, INC.


      MEDIX RESOURCES, INC., a corporation organized under the laws of the State of Colorado, by its President does hereby certify:

      1. The name of the Corporation is MEDIX RESOURCES, INC.

      2. The Board of Directors of the Corporation has adopted at Special Meetings of the Board of Directors, duly called and held on December 1, 1999 and January 5, 2000, the amendment to the Corporation's Articles of Incorporation contained herein, which amendment sets forth the text of a determination by the board of directors of the designations, preferences, limitations and relative rights of a series of Preferred Stock and which amendment is effective without shareholder action as provided in Section 7-106-102 of the Colorado Business Corporation Act.

      3. Article IV of the Articles of Incorporation of the Corporation is hereby amended by the addition of a new Section 10 thereto, to read in its entirety as follows:

       "Section 10. 1999 Series C Convertible Preferred Stock.

       I.  Designation and Amount.

       Two Thousand (2,000) shares of the authorized shares of Preferred Stock of the Company are hereby designated "1999 Series C Convertible Preferred Stock" (the "Series C Preferred"). All shares of Series C Preferred shall rank prior, as to both payment of dividends and as to distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, to all of the Company's now or hereafter issued common stock (the "Common Stock"), and any other series of capital stock of the Company, other than the 1996 Convertible Preferred Stock, the 1997 Convertible Preferred Stock, the 1999 Series A Convertible Preferred Stock, and the 1999 Series B Convertible Preferred Stock, that is not, by its terms, senior to or pari passu with the Series C Preferred, and shall rank junior in all respects to the 1996 Convertible Preferred Stock, the 1997 Convertible Preferred Stock, the 1999 Series A Convertible Preferred Stock, and the 1999 Series B Convertible Preferred Stock of the Company.

       II. Dividends.

       (1) Except as specifically described herein, the registered owners of the Series C Preferred shall not be entitled to receive any dividends. If a registration statement under the Securities Act of 1933, as amended, (the "Act") registering the shares of Common Stock of the Company into which the Series C Preferred is convertible is not declared effective by March 31, 2000, or if any such registration statement ceases to be effective at any time prior to the second anniversary of the date on which such registration statement first becomes effective, the registered owners of each share of Series C Preferred shall be entitled to receive out of assets of the Company legally available therefor, dividends for any period during such two-year period and after March 31, 2000, during which such registration statement is not effective, at the rate of ten percent (10%) per annum, for each day during which the registration statement is not effective. Dividends shall be calculated on the amount of the Liquidation Value (as set forth below) of each share. Dividends, if any as provided hereunder, shall accrue without interest and be cumulative and shall be payable to the registered owners of Series C Preferred out of assets of the Company legally available therefore, quarterly in arrears on the last day of each fiscal quarter of the Company. Dividends shall be payable to shareholders of record on the fifteenth day immediately preceding such dividend payment date, or if such day is not a business day, on the immediately preceding business day.

       (2) So long as any share of Series C Preferred is outstanding, the Company shall not (a) declare or pay any dividend or make any other distribution (other than dividends payable solely in Common Stock or other capital stock ranking junior as to dividend rights to the Series C Preferred) on the Common Stock or any other class or series of capital stock of the Company ranking, as to dividends, junior to the Series C Preferred, or set funds aside therefor, or (b) purchase, redeem or otherwise acquire, any of the Common Stock, or any other class of capital stock of the Company ranking junior as to dividends to the Series C Preferred (other than in exchange for Common Stock or other class of capital stock ranking junior as to dividends to the Series C Preferred) or set funds aside therefor.

       (3) If at any time any dividend on any capital stock of the Company ranking senior as to dividends to the Series C Preferred ("Senior Dividend Stock") shall be in default, in whole or in part, then no dividend shall be paid or declared and set apart for payment on the Series C Preferred unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock shall have been paid or declared and set apart for payment. No dividends shall be paid or declared and set apart for payment on the Series C Preferred or on any capital stock ranking pari passu with the Series C Preferred in the payment of dividends (the "Parity Dividend Stock") for any period unless a pro rata dividend has been, or contemporaneously is, paid or declared and set apart for payment on the Parity Divided Stock or the Series C Preferred, as the case may be, so that the amount of dividends paid or declared and set aside for payment per share on the Series C Preferred and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividend per share on the shares of Series C Preferred and the Parity Dividend Stock bear to each other. Notwithstanding the foregoing, the Company agrees, to the extent that there are funds legally available therefore, to declare all outstanding Senior Dividend Stock and Party Dividend Stock as may be necessary to permit the payment of the full dividends payable with respect to the Series C Preferred.

       (4) Subject to the foregoing provisions, the holders of Common Stock, the Parity Dividend Stock and each other class of capital stock of the Company which is junior as to dividends to the Series C Preferred shall be entitled to receive, as and when declared by the Board of Directors out of the remaining assets of the Company legally available therefor, such dividends (payable in cash, capital shares or otherwise) as the Board of Directors may from time to time determine.

       (5) Any reference to "distribution" contained in this Section II shall not be deemed to include any distribution made in connection with any liquidation, dissolution, or winding up of the Company.

      III. Liquidation

      (1) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, then out of the assets of the Company before any distribution or payment to the holders of the Common Stock or any other class of capital stock of the Company ranking junior as to liquidation preferences to the Series C Preferred, but after distribution to and subject to the rights of holders of capital stock of the Company ranking senior as to liquidation rights to the Series C Preferred, the holders of the shares of Series C Preferred the outstanding shall be paid the Liquidation Value of the shares of Series C Preferred then outstanding and such holders shall be entitled to no other or further distribution.

      (2) The Liquidation Value of each share of the Series C Preferred shall be $1,000 per share plus the amount of any dividends which have accrued thereon to the close of business on the date of such liquidation, dissolution or winding up and remain unpaid, whether or not such dividends have been earned or declared.

      (3) After payment in full to the holders of (a) any capital stock ranking senior as to liquidation rights to the Series C Preferred, (b) the Series C Preferred and (c) any class of stock hereafter issued that ranks on a parity as to liquidation rights with the Series C Preferred, of the sums which such holders are entitled to receive in such case, the remaining assets of the Company shall be distributed among and paid to the holders of the Common Stock and any other class of capital stock of the Company ranking junior to the Series C Preferred.

      (4) If the assets of the Company available for distribution to its shareholders shall be insufficient to permit payment in full to the holders of the Series C Preferred and all other series of preferred shares ranking equally as to liquidation preferences with the Series C Preferred of sums which such holders are entitled to receive, then all of the assets available for distribution to such holders shall be distributed among and paid to such holders ratably in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

      (5) The consolidation or merger of the Company with any other corporation or corporations or a sale of all or substantially all of the assets of the Company shall not be deemed a liquidation, dissolution or winding up of the Company within the meaning of this Section III.




       IV. Redemption.

      (1) If on March 31, 2000 a registration statement under the Act registering the Common Stock of the Company into which the Series C Preferred is convertible is not effective, the Company shall, at the written election of the registered owner of any outstanding shares of Series C Preferred received on or before March 31, 2000, redeem such shares of Series C Preferred at the redemption price per share of $1,000 plus any accrued and unpaid dividends thereon, whether or not declared, to the date of redemption.

      (2) The redemption price for any shares of Series C Preferred to be redeemed hereunder shall be payable in cash, out of funds legally available therefore, as soon as practicable after March 31, 2000. If the Company has insufficient funds legally available to pay the redemption price of all of the shares of Series C Preferred tendered for redemption, the Company shall redeem as many shares as it has legally available therefore pro rata among the shareholders tendering Series C Preferred for redemption and shall continue to be obligated to redeem the remaining shares tendered for redemption when and as funds become legally available therefore, subject to the right of any tendering shareholder to withdraw its election to have such shares redeemed. Any election to have any shares of Series C Preferred redeemed pursuant hereto shall be accompanied with the certificates representing the shares being tendered for redemption.

      (3) At the option of the Company, at any time after April 1, 2003, the shares of the Series C Preferred may be redeemed by the Company, in whole or in part, at any time, at a redemption price of $1,000 per share, plus any accrued and unpaid dividends thereon, whether or not declared, to the date of redemption, if the holders of the shares to be redeemed are given at least thirty (30) days notice of such redemption in writing.

      V.     Voting Rights.

     The holders of the Series C Preferred shall have no voting rights except as required by law.

      VI.  Conversion: Anti-Dilution Provisions.

(1)     Subject to the  provisions  of this  Section  VI, each share of Series C
        Preferred
may be converted, at the option of the holder thereof at any time on or after March 1, 2000 and prior to March 1, 2003, into fully paid and non-assessable shares of Common Stock of the Company, in the manner and upon the terms and conditions hereinafter set forth in paragraphs (2) and (3) of this Section VI.

      (2) The holder of each share of Series C Preferred may convert such share of Series C Preferred into the number of shares of Common Stock determined by dividing $1,000, by $0.50 (the "Conversion Price").

      (3) In order to convert the Series C Preferred into Common Stock, the holder thereof shall surrender at the principal office of the Company (or at such other place as the Board of Directors of the Corporation shall have reasonably designated for the purpose) the certificate or certificates for such Series C Preferred properly endorsed in blank for transfer or accompanied by a proper instrument of assignment or transfer in blank, together with a written request for conversion stating the name or names in which such holder wishes the certificate or certificates for such Common Stock to be issued and, if the certificate or certificates are to be issued in a name or names other than such holder, payment by such holder of all applicable transfer taxes. The Company shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The Series C Preferred shall be deemed to be converted, and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become for all purposes a holder or holders of record of such Common Stock, at the close of business on the date upon which the Company receives the written request for conversion covering such shares (which may be delivered by facsimile transmission). The Company will pay all issue taxes, if any, incurred upon the issue of Common Stock upon conversion of the Series C Preferred, provided that the Company will not pay any transfer or other taxes incurred by reason of the issue of such Common Stock in a name or names other than that in which such Series C Preferred so converted were registered. No fractional shares shall be issued upon conversion, and the Company shall pay cash in lieu of issuing fractional shares based upon the closing bid price or other fair market value as determined by the Board of Directors of one share of Common Stock on the business day immediately preceding the date of conversion. If more than one certificate representing shares of Series C Preferred shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred represented by such certificates, or the specified portions thereof to be converted, so surrendered. All Series C Preferred which shall have been converted as provided in this Section VI shall no longer be deemed to be outstanding and all rights with respect to such Series C Preferred shall forthwith cease and terminate except for the right of the holders thereof to receive Common Stock. Any Series C Preferred surrendered for conversion shall be cancelled, retired and thereafter not reissued.

      (4) (A) If at any time or from time to time after the date of issuance of Series C Preferred, the Company determines to distribute to the holders of the Common Stock (i) securities other than Common Stock, or (ii) property other than cash, without payment therefor, then, in each such case, the Company shall provide written notice to each holder of the Series C Preferred at least 30 days prior to the effective date of any such distribution. During such 30 day period, the holder of the Series C Preferred may, at its election, convert the Series C Preferred into Common Stock of the Company and, if so converted, the holders shall be entitled to receive such securities or property, other than cash, which are distributable upon the Common Stock of the Company at the effective date.

           (B) In case the Company shall, after the date of issuance of any Series C Preferred, (i) pay a dividend or make a distribution on its capital shares in Common Stock in capital stock or securities convertible into capital stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares (a stock split), (iii) combine its outstanding shares of Common Stock into a smaller number of shares (a reverse stock split), or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, the number of shares of Common Stock into which the Series C Preferred may be converted in effect immediately prior thereto shall be adjusted so that the holder of any Series C Preferred surrendered for conversion immediately thereafter would be entitled to receive the number of shares of Common Stock or other capital shares of the Company which he would have owned immediately following such action had such Series C Preferred been converted immediately prior thereto. An adjustment made pursuant to this subsection shall become effective immediately after the record date of such action. If, as a result of an adjustment made pursuant to this subsection, the holder of any Series C Preferred thereafter surrendered for conversion shall become entitled to receive two or more classes of capital shares of the Company, the Board of Directors shall determine the allocation of the adjustment between or among such classes of capital shares.

           (C) Whenever the number of shares of Common Stock into which the Series C Preferred may be converted is adjusted as provided in this Section VI and upon any modification of the rights of a holder of Series C Preferred in accordance with this Section VI, the Company shall promptly mail to the holders of the Series C Preferred a certificate of the Secretary of the Company setting forth the number of shares of Common Stock into which the Series C Preferred is convertible after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing such adjustment or modification.

                 (D) In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the holders of Series C Preferred shall have the right thereafter to convert such Series C Preferred into the kind and amount of securities, cash or other property which such holders would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such Series C Preferred been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance, and effective provision shall be made in the Articles of Incorporation of the resulting or surviving corporation or otherwise so that the provisions set forth in this paragraph (D) of Section VI for the protection of the conversion rights of the Series C Preferred shall thereafter be applicable, as nearly as reasonably may be, to any such shares and other securities and property deliverable upon conversion of the Series C Preferred remaining outstanding or other convertible securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series C Preferred, or other convertible securities receive in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion right as above provided. The provisions of this subsection (D) shall similarly apply to successive consolidation, merger, statutory exchanges, sales or conveyances. Notice of any such consolidations, mergers, statutory exchanges, sales or conveyances and of said provisions so proposed to be made, shall be mailed to the holders of Series C Preferred not less than 30 days prior to such event. A sale of all or substantially all of the assets of the Company for consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

      (5) The Company shall at all times after April 1, 2000 reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series C Preferred, the number of shares of Common Stock from time to time issuable upon the conversion of Series C Preferred then outstanding and shall take all such action and obtain all such permits or orders as may be necessary to enable the Company lawfully to issue Common Stock upon the conversion of Series C Preferred. In addition, the Company shall also reserve and keep available such other securities and property as may from time to time be deliverable upon conversion of the Series C Preferred and shall take all such action and obtain all such permits or orders as may be necessary to enable the Company lawfully to deliver such other securities and property upon the conversion of such Series C Preferred. So long as any Series C Preferred shall be outstanding, the Company will use its best efforts to take all corporate action necessary in order that the Company may validly and lawfully issue fully paid and non-assessable Common Stock upon conversion of the Series C Preferred, including, without limitation, the calling of a special shareholders meeting for the purpose of increasing the number of authorized but unissued shares of Common Stock of the Company as may be necessary."

            4.  The amendment contained in these Articles of Amendment to Articles of
Incorporation was duly adopted by the board of directors of the Corporation pursuant to Section 7-106-102 of the Colorado Business Corporation Act.

      IN WITNESS WHEREOF, MEDIX RESOURCES, INC. has caused these Articles of Amendment to Articles of Incorporation to be signed by its President, effective as of the date of filing with the Secretary of State of the State of Colorado.

                                                                           MEDIX
                                 RESOURCES, INC.


                              By: /s/ John P. Yeros


John P. Yeros, President